Exhibit 3.3

AMENDED AND RESTATED

BYLAWS OF

ELECTRA THERAPEUTICS, INC.

(A DELAWARE CORPORATION)

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5.4	Officer Compensation	8
5.5	Term of Office; Vacancies	8
5.6	Chairman Presides	8
5.7	Absence of Chairman	9
5.8	Powers of Chief Executive Officer	9
5.9	Chief Executive Officer’s Signature Authority	9
5.10	Absence of Chief Executive Officer	9
5.11	Powers of President	9
5.12	Absence of President	9
5.13	Duties of Secretary	9
5.14	Duties of Assistant Secretary	10
5.15	Duties of Treasurer	10
5.16	Disbursements and Financial Reports	10
5.17	Treasurer’s Bond	10
5.18	Duties of Assistant Treasurer	10

ARTICLE VI CERTIFICATE OF STOCK		11

6.1	Stock Certificates	11
6.2	Facsimile Signatures	11
6.3	Lost Certificates	11
6.4	Transfer of Stock	11
6.5	Fixing a Record Date	12
6.6	Registered Stockholders	12

ARTICLE VII GENERAL PROVISIONS		12

7.1	Dividends	12
7.2	Reserve for Dividends	12
7.3	Checks	12
7.4	Fiscal Year	12
7.5	Corporate Seal	12
7.6	Indemnification	13
7.7	Conflicts with Certificate of Incorporation	14

ARTICLE VIII AMENDMENTS		14

ARTICLE IX LOANS TO OFFICERS		14

ARTICLE X RECORDS AND REPORTS		14

ARTICLE XI STOCK TRANSFERS		15

ii

AMENDED AND RESTATED

BYLAWS

OF

ELECTRA THERAPEUTICS, INC.

ARTICLE I

OFFICES

1.1 Registered Office. The registered office shall be in the City of Dover, County of Kent, State of Delaware.

1.2 Offices. The corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

2.1 Location. All meetings of the stockholders for the election of directors shall be held in the City of San Francisco, State of California, at such place as may be fixed from time to time by the Board of Directors, or at such other place either within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting; provided, however, that the Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211 of the Delaware General Corporations Law (“DGCL”). Meetings of stockholders for any other purpose may be held at such time and place, if any, within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof, or a waiver by electronic transmission by the person entitled to notice.

2.2 Timing. Annual meetings of stockholders, commencing with the year 2016, shall be held at such date and time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which they shall elect by a plurality vote a Board of Directors, and transact such other business as may properly be brought before the meeting.

2.3 Notice of Meeting. Written notice of any stockholder meeting stating the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given to each stockholder entitled to vote at such meeting not fewer than ten (10) nor more than sixty (60) days before the date of the meeting.

2.4 Stockholders’ Records. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address (but not the electronic address or other electronic contact information) of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

2.5 Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called by the Chief Executive Officer and shall be called by the Chief Executive Officer or secretary at the request in writing of a majority of the Board of Directors, or at the request in writing of stockholders owning at least fifty percent (50%) in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

2.6 Notice of Meeting. Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not fewer than ten (10) nor more than sixty (60) days before the date of the meeting, to each stockholder entitled to vote at such meeting. The means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting shall also be provided in the notice.

2.7 Business Transacted at Special Meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

2.8 Quorum; Meeting Adjournment; Presence by Remote Means.

(a) Quorum; Meeting Adjournment. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

(b) Presence by Remote Means. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.

2.9 Voting Thresholds. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the certificate of incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question.

2.10 Number of Votes Per Share. Unless otherwise provided in the certificate of incorporation, each stockholder shall at every meeting of the stockholders be entitled to one vote by such stockholder or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period.

2.11 Action by Written Consent of Stockholders; Electronic Consent; Notice of Action.

(a) Action by Written Consent of Stockholders. Unless otherwise provided by the certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting forth the action so taken, is signed in a manner permitted by law by the holders of outstanding stock having not less than the number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Written stockholder consents shall bear the date of signature of each stockholder who signs the consent in the manner permitted by law and shall be delivered to the corporation as provided in subsection (b) below. No written consent shall be effective to take the action set forth therein unless, within sixty (60) days of the earliest dated consent delivered to the corporation in the manner provided above, written consents signed by a sufficient number of stockholders to take the action set forth therein are delivered to the corporation in the manner provided above.

(b) Electronic Consent. A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this section, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the corporation can determine (1) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (2) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested. Notwithstanding the foregoing limitations on delivery, consents given by telegram, cablegram or other electronic transmission may be otherwise delivered to the principal place of business of the corporation or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner provided by resolution of the Board of Directors of the corporation.

(c) Notice of Action. Prompt notice of any action taken pursuant to this Section 2.11 shall be provided to the stockholders in accordance with Section 228(e) of the DGCL.

ARTICLE III

DIRECTORS

3.1 Authorized Directors. The number of directors that shall constitute the whole Board of Directors shall be determined by resolution of the Board of Directors or by the stockholders at the annual meeting of the stockholders, except as provided in Section 3.2 of this Article, and each director elected shall hold office until his or her successor is elected and qualified. Directors need not be stockholders.

3.2 Vacancies. Unless otherwise provided in the corporation’s certificate of incorporation, as it may be amended, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole Board of Directors (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

3.3 Board Authority. The business of the corporation shall be managed by or under the direction of its Board of Directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by these bylaws directed or required to be exercised or done by the stockholders.

3.4 Location of Meetings. The Board of Directors of the corporation may hold meetings, both regular and special, either within or without the State of Delaware.

3.5 First Meeting. The first meeting of each newly elected Board of Directors shall be held at such time and place as shall be fixed by the vote of the stockholders at the annual meeting and no notice of such meeting shall be necessary to the newly elected directors in order to legally constitute the meeting, provided a quorum shall be present. In the event of the failure of the stockholders to fix the time or place of such first meeting of the newly elected Board of Directors, or in the event such meeting is not held at the time and place so fixed by the stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or as shall be specified in a written waiver signed by all of the directors.

3.6 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

3.7 Special Meetings. Special meetings of the Board of Directors may be called by the Chief Executive Officer upon notice to each director; special meetings shall be called by the Chief Executive Officer or secretary in like manner and on like notice on the written request of two (2) directors unless the Board of Directors consists of only one director, in which case special meetings shall be called by the Chief Executive Officer or secretary in like manner and on like notice on the written request of the sole director. Notice of any special meeting shall be given to each director at his or her business or residence in writing, or by telegram, facsimile transmission, telephone communication or electronic transmission (provided, with respect to electronic transmission, that the director has consented to receive the form of transmission at the address to which it is directed). If mailed, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least five (5) days before such meeting. If by telegram, such notice shall be deemed adequately delivered when the telegram is delivered to the telegraph company at least twenty-four (24) hours before such meeting. If by facsimile transmission or other electronic transmission, such notice shall be transmitted at least twenty-four (24) hours before such meeting. If by telephone, the notice shall be given at least twelve (12) hours prior to the time set for the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting, except for amendments to these Bylaws as provided under Section 8.1 of Article VIII hereof. A meeting may be held at any time without notice if all the directors are present (except as otherwise provided by law) or if those not present waive notice of the meeting in writing, either before or after such meeting.

3.8 Quorum. At all meetings of the Board of Directors, the greater of (a) a majority of the directors at any time in office, and (b) one-third of the number of directors fixed by the Board of Directors or by the stockholders pursuant to Section 3.1 of Article III hereof shall constitute a quorum for the transaction of business and any act of a majority of the directors present at any meeting at which there is a quorum shall be an act of the Board of Directors, except as may be otherwise specifically provided by statute or by the certificate of incorporation. If a quorum is not present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

3.9 Action Without a Meeting. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing, writings, electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee.

3.10 Telephonic Meetings. Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors or any committee designated by the Board of Directors may participate in a meeting of the Board of Directors or any committee, by means of conference telephone or other means of communication by which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at the meeting.

3.11 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it, but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval or (ii) adopting, amending or repealing any provision of these bylaws.

3.12 Minutes of Meetings. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

3.13 Compensation of Directors. Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

3.14 Removal of Directors. Unless otherwise provided by the certificate of incorporation or these bylaws, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.

ARTICLE IV

NOTICES

4.1 Notice. Unless otherwise provided in these bylaws, whenever, under the provisions of the statutes or of the certificate of incorporation or of these bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his or her address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by telegram.

4.2 Waiver of Notice. Whenever any notice is required to be given under the provisions of the statutes or of the certificate of incorporation or of these bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

4.3 Electronic Notice.

(a) Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to stockholders and directors, any notice to stockholders or directors given by the corporation under any provision of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder or director to whom the notice is given. Any such consent shall be revocable by the stockholder or director by written notice to the corporation. Any such consent shall be deemed revoked if (1) the corporation is unable to deliver by electronic transmission two consecutive notices given by the corporation in accordance with such consent and (2) such inability becomes known to the secretary or an assistant secretary of the corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(b) Effective Date of Notice. Notice given pursuant to subsection (a) of this section shall be deemed given: (1) if by facsimile telecommunication, when directed to a number at which the stockholder or director has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the stockholder or director has consented to receive notice; (3) if by a posting on an electronic network together with separate notice to the stockholder or director of such specific posting, upon the later of (i) such posting and (ii) the giving of such separate notice; and (4) if by any other form of electronic transmission, when directed to the stockholder or director. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(c) Form of Electronic Transmission. For purposes of these bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

ARTICLE V

OFFICERS

5.1 Required and Permitted Officers. The officers of the corporation shall be chosen by the Board of Directors and shall be a Chief Executive Officer and/or a president, a treasurer and a secretary. The Board of Directors may elect from among its members a Chairman of the Board and a Vice-Chairman of the Board. The Board of Directors may also choose one or more vice-presidents, assistant secretaries and assistant treasurers. Any number of offices may be held by the same person, unless the certificate of incorporation or these bylaws otherwise provide.

5.2 Appointment of Required Officers. The Board of Directors at its first meeting after each annual meeting of stockholders shall choose a Chief Executive Officer and/or a president, a treasurer, and a secretary and may choose vice-presidents.

5.3 Appointment of Permitted Officers. The Board of Directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

5.4 Officer Compensation. The salaries of all officers and agents of the corporation shall be fixed by the Board of Directors.

5.5 Term of Office; Vacancies. The officers of the corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the corporation shall be filled by the Board of Directors.

THE CHAIRMAN OF THE BOARD

5.6 Chairman Presides. Unless the Board of Directors appoints a Chairman of the Board, the Chief Executive Officer shall be the Chairman of the Board, so long as the Chief Executive Officer is a director of the corporation. The Chairman of the Board shall preside at all meetings of the Board of Directors and of the stockholders at which he or she shall be present. He or she shall have and may exercise such powers as are, from time to time, assigned to him or her by the Board of Directors and as may be provided by law.

5.7 Absence of Chairman. In the absence of the Chairman of the Board, the Vice-Chairman of the Board, if any, shall preside at all meetings of the Board of Directors and of the stockholders at which he or she shall be present. He or she shall have and may exercise such powers as are, from time to time, assigned to him or her by the Board of Directors and as may be provided by law.

THE CHIEF EXECUTIVE OFFICER

5.8 Powers of Chief Executive Officer. The Chief Executive Officer shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect.

5.9 Chief Executive Officer’s Signature Authority. The Chief Executive Officer shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the corporation. The Chief Executive Officer may sign certificates for shares of stock of the corporation.

5.10 Absence of Chief Executive Officer. In the absence of the Chief Executive Officer or in the event of his or her inability or refusal to act, the president shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.

THE PRESIDENT AND VICE-PRESIDENTS

5.11 Powers of President. Unless the Board of Directors appoints a president of the corporation, the Chief Executive Officer shall be the president of the corporation. The president of the corporation shall have such powers as required by law and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

5.12 Absence of President. In the absence of the president or in the event of his or her inability or refusal to act, the vice-president, if any, (or in the event there be more than one vice-president, the vice-presidents in the order designated by the directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. The vice-presidents shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

THE SECRETARY AND ASSISTANT SECRETARY

5.13 Duties of Secretary. The secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the corporation and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer, under whose supervision he or she shall be. He or she shall have custody of the corporate seal of the corporation and he or she, or an assistant secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The Board of Directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his or her signature.

5.14 Duties of Assistant Secretary. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

THE TREASURER AND ASSISTANT TREASURERS

5.15 Duties of Treasurer. The treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors.

5.16 Disbursements and Financial Reports. He or she shall disburse the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Board of Directors, at its regular meetings or when the Board of Directors so requires, an account of all his or her transactions as treasurer and of the financial condition of the corporation.

5.17 Treasurer’s Bond. If required by the Board of Directors, the treasurer shall give the corporation a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the corporation.

5.18 Duties of Assistant Treasurer. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the treasurer or in the event of the treasurer’s inability or refusal to act, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

ARTICLE VI

CERTIFICATE OF STOCK

6.1 Stock Certificates. Every holder of stock in the corporation shall be entitled to have a certificate, signed by or in the name of the corporation by any two authorized officers of the corporation, certifying the number of shares owned by him or her in the corporation.

Certificates may be issued for partly paid shares and in such case upon the face or back of the certificates issued to represent any such partly paid shares, the total amount of the consideration to be paid therefor, and the amount paid thereon shall be specified.

If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualification, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

6.2 Facsimile Signatures. Any or all of the signatures on the certificate may be facsimile. In the event that any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, the certificate may be issued by the corporation with the same effect as if such officer, transfer agent or registrar were still acting as such at the date of issue.

6.3 Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed. When authorizing such issuance of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance, require the owner of such lost, stolen or destroyed certificate or certificates, or his or her legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

6.4 Transfer of Stock. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

6.5 Fixing a Record Date. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

6.6 Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, to vote as such owner, to hold liable for calls and assessments a person registered on its books as the owner of shares and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII

GENERAL PROVISIONS

7.1 Dividends. Dividends upon the capital stock of the corporation, if any, subject to the provisions of the certificate of incorporation, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property or in shares of the capital stock, subject to the provisions of the certificate of incorporation.

7.2 Reserve for Dividends. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their sole discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purposes as the directors think conducive to the interests of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

7.3 Checks. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

7.4 Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

7.5 Corporate Seal. The Board of Directors may adopt a corporate seal having inscribed thereon the name of the corporation, the year of its organization and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

7.6 Indemnification. The corporation shall, to the fullest extent authorized under the laws of the State of Delaware, as those laws may be amended and supplemented from time to time, indemnify any director made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of being a director of the corporation or a predecessor corporation or a director or officer of another corporation, if such person served in such position at the request of the corporation; provided, however, that the corporation shall indemnify any such director or officer in connection with a proceeding initiated by such director or officer only if such proceeding was authorized by the Board of Directors of the corporation. The indemnification provided for in this Section 7.6 shall: (i) not be deemed exclusive of any other rights to which those indemnified may be entitled under these bylaws, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, (ii) continue as to a person who has ceased to be a director, and (iii) inure to the benefit of the heirs, executors and administrators of a person who has ceased to be a director. The corporation’s obligation to provide indemnification under this Section 7.6 shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the corporation or any other person.

Expenses incurred by a director of the corporation in defending a civil or criminal action, suit or proceeding by reason of the fact that he or she is or was a director of the corporation (or was serving at the corporation’s request as a director or officer of another corporation) shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized by relevant sections of the DGCL. Notwithstanding the foregoing, the corporation shall not be required to advance such expenses to an agent who is a party to an action, suit or proceeding brought by the corporation and approved by a majority of the Board of Directors of the corporation that alleges willful misappropriation of corporate assets by such agent, disclosure of confidential information in violation of such agent’s fiduciary or contractual obligations to the corporation or any other willful and deliberate breach in bad faith of such agent’s duty to the corporation or its stockholders.

The foregoing provisions of this Section 7.6 shall be deemed to be a contract between the corporation and each director who serves in such capacity at any time while this bylaw is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

The Board of Directors in its sole discretion shall have power on behalf of the corporation to indemnify any person, other than a director, made a party to any action, suit or proceeding by reason of the fact that he or she, his or her testator or intestate, is or was an officer or employee of the corporation.

To assure indemnification under this Section 7.6 of all directors, officers and employees who are determined by the corporation or otherwise to be or to have been “fiduciaries” of any employee benefit plan of the corporation that may exist from time to time, Section 145 of the DGCL shall, for the purposes of this Section 7.6, be interpreted as follows: an “other enterprise” shall be deemed to include such an employee benefit plan, including without limitation, any plan of the corporation that is governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974,” as amended from time to time; the corporation shall be deemed to have requested a person to serve the corporation for purposes of Section 145 of the DGCL, as administrator of an employee benefit plan where the performance by such person of his or her duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed “fines.”

7.7 Conflicts with Certificate of Incorporation. In the event of any conflict between the provisions of the corporation’s certificate of incorporation and these bylaws, the provisions of the certificate of incorporation shall govern.

ARTICLE VIII

AMENDMENTS

8.1 These bylaws may be altered, amended or repealed, or new bylaws may be adopted by the stockholders or by the Board of Directors, when such power is conferred upon the Board of Directors by the certificate of incorporation at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration, amendment, repeal or adoption of new bylaws be contained in the notice of such special meeting. If the power to adopt, amend or repeal bylaws is conferred upon the Board of Directors by the certificate of incorporation, it shall not divest or limit the power of the stockholders to adopt, amend or repeal bylaws.

ARTICLE IX

LOANS TO OFFICERS

9.1 The corporation may lend money to, or guarantee any obligation of or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

ARTICLE X

RECORDS AND REPORTS

10.1 The application and requirements of Section 1501 of the California General Corporation Law are hereby expressly waived to the fullest extent permitted thereunder.

ARTICLE XI

STOCK TRANSFERS

11.1 Stock Transfer Agreements. The corporation shall have the power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by DGCL.

11.2 Restrictions on Transfer.

(a) Restrictions on Transfer. No stockholder of the corporation (a “Stockholder”) may sell, assign, transfer, pledge, encumber, grant an economic or participation interest in, contractually transfer the economic benefits of, or in any manner dispose of (“Transfer”) any share of Common Stock not issued upon the conversion of preferred stock of the corporation (a “Share”), whether voluntarily or by operation of law, or by gift or otherwise, other than by means of a Permitted Transfer (as defined below). If any provision(s) of any agreement(s) currently in effect by and between the corporation and any Stockholder (the “Stockholder Agreement(s)”) conflicts with this Section 11.2 of the Bylaws, this Section 11.2 shall govern, and the remaining provision(s) of the Stockholder Agreement(s) that do not conflict with this Section 11.2 shall continue in full force and effect.

(b) Permitted Transfers. For purposes of this Section 11.2, a “Permitted Transfer” shall mean any of the following:

(i) any Transfer by a Stockholder of any or all of such Stockholder’s Shares to the corporation;

(ii) any Transfer by a Stockholder of any or all of such Stockholder’s Shares to such Stockholder’s Immediate Family (as defined below) or a trust or other entity for the benefit of such Stockholder or such Stockholder’s Immediate Family;

(iii) any Transfer by a Stockholder of any or all of such Stockholder’s Shares effected pursuant to such Stockholder’s beneficiary designation, will or the laws of intestate succession;

(iv) if a Stockholder is a partnership, limited liability company, or corporation, any Transfer by such Stockholder of any or all of such Stockholder’s Shares to the partners, members, retired partners, retired members, stockholders, and/or Affiliates (as defined below) of such Stockholder; provided that no Stockholder may Transfer any of such Stockholder’s Shares to a Special Purpose Entity (as defined below) pursuant to this subsection (iv); and/or

(v) any Transfer of Shares approved by the Board of Directors.

Notwithstanding the foregoing, if a Permitted Transfer is approved pursuant to subsection (v) of this Section 11.2(b) and the Shares of the transferring party are subject to rights of first refusal and/or co-sale rights pursuant to these Bylaws or a Stockholder Agreement (the “First Refusal and Co-Sale Rights”), the persons and/or entities entitled to the First Refusal and Co-Sale Rights shall be permitted to exercise their respective First Refusal and Co-Sale Rights in conjunction with that specific Permitted Transfer without any additional approval of the Board of Directors.

(c) Certain Definitions. For purposes of this Section 11.2:

(i) “Affiliate” shall mean any person or entity who or which, directly or indirectly, controls, is controlled by, or is under common control with the relevant Stockholder, including, without limitation, any general partner, managing partner, limited partner, manager, managing member, officer or director of such Stockholder or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, shares the same management or advisory company with, or is otherwise affiliated with, such Stockholder.

(ii) “Immediate Family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, or any Spousal Equivalent.

(iii) “Liquidation Event” shall mean any transaction defined as a “Liquidation Event” in the certificate of incorporation or, if such term is not defined in the certificate of incorporation, shall mean (A) the closing of the sale, transfer or other disposition of all or substantially all of the corporation’s assets, (B) the consummation of the merger or consolidation of the corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of the corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the corporation or the surviving or acquiring entity in substantially identical proportions and with substantially identical rights, preferences, privileges and restrictions as existed immediately prior to such transaction), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the corporation’s securities), of the corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the corporation (or the surviving or acquiring entity) or (D) a liquidation, dissolution or winding up of the corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of the corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the corporation’s securities immediately prior to such transaction.

(iv) “Special Purpose Entity” shall mean an entity that holds or would hold only Shares or has or would have a class or series of security holders with beneficial interests primarily in Shares (including for such purpose an entity that holds cash and/or cash equivalents intended to purchase Shares).

(v) “Spousal Equivalent” shall mean an individual who: (A) is in an exclusive, continuous, committed relationship with the relevant Stockholder, has been in that relationship for the twelve (12) months prior to the relevant date and intends to be in that relationship indefinitely; (B) has no such relationship with any other person and is not married to any other person; (C) shares a principal residence with the relevant Stockholder; (D) is at least 18 years of age and legally and mentally competent to consent to contract; (E) is not related by blood to the relevant stockholder to a degree of kinship that would prevent marriage from being recognized under the law of the state in which the individual and the relevant Stockholder reside; and (F) is jointly responsible with the relevant Stockholder for each other’s common welfare and financial obligations.

(d) Void Transfers. Any Transfer of Shares shall be null and void unless the terms, conditions and provisions of this Section 11.2 are strictly observed and followed.

(e) Termination of Restriction on Transfer. The foregoing restriction on Transfer shall lapse upon the earlier of (i) immediately prior to the consummation of a Liquidation Event, or (ii) immediately prior to the corporation’s first firm commitment underwritten public offering of its securities pursuant to a registration statement under the Securities Act of 1933, as amended, or (iii) the corporation’s initial listing of its common stock on a national securities exchange by means of an effective registration statement on Form S-1 filed by this corporation with the Securities and Exchange Commission.

(f) Legends. The certificates representing Shares shall bear on their face the following legend so long as the foregoing restriction on Transfer remains in effect:

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE BYLAWS OF THE CORPORATION. COPIES OF THE BYLAWS OF THE CORPORATION MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

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